Filed pursuant to Rule 433
Registration Statement No. 333-231751
Dated June 29, 2021

The Toronto-Dominion Bank
Autocallable Contingent Interest Barrier Notes
Autocallable Contingent Interest Barrier Notes Linked to the Least Performing of the Common Stock of Amazon.com, Inc., the Common Stock of Facebook, Inc., the Class A Common Stock of Alphabet Inc. and the Common Stock of Netflix, Inc. Due on or about July 5, 2024

Summary of Preliminary Terms
This summary of preliminary terms is not complete. Investors should read the preliminary pricing supplement, which can be accessed via the link below, and the other documents referred to therein, as well as the “Selected Risk Considerations” section below before making an investment decision. The actual terms of the Notes will be determined on the Pricing Date.
Issuer:	The Toronto-Dominion Bank (“TD”)
Reference Assets:
The Common Stock of Amazon.com, Inc. (Bloomberg Ticker: AMZN), the Common Stock of Facebook, Inc. (Bloomberg Ticker: FB), the Class A Common Stock of Alphabet Inc. (Bloomberg Ticker: GOOGL) and the Common Stock of Netflix, Inc. (Bloomberg Ticker: NFLX)

Term:	Approximately 3 years, subject to an automatic call
Principal Amount:	$10,000 per Note
Pricing Date:	June 30, 2021
Issue Date:	July 6, 2021, which is three Business Days following the Pricing Date
Final Valuation Date:	July 1, 2024*
Maturity date:	July 5, 2024*
Contingent coupon:	11.80% per annum.
Contingent Interest Observation Dates:
Quarterly, on the 30th calendar day of each March, June, September and December, except that the final Contingent Interest Observation Date will be the Final Valuation Date, commencing on September 30, 2021 and ending on the Final Valuation Date*

Contingent Interest Payment Dates:
With respect to each Contingent Interest Observation Date, the third Business Day following the relevant Contingent Interest Observation Date, with the exception of the final Contingent Interest Payment Date, which will be the Maturity Date*

Call Observation Dates:	Quarterly, on the 30th calendar day of each March, June, September and December, commencing on December 30, 2021 and ending on March 30, 2024*
Call Payment Date:	If the Notes are subject to an automatic call, the Call Payment Date will be the Contingent Interest Payment Date immediately following the relevant Call Observation Date*
Initial Value:
With respect to AMZN, $[●] (to be determined on the Pricing Date).
With respect to FB, $[●] (to be determined on the Pricing Date).
With respect to GOOGL, $[●] (to be determined on the Pricing Date).
With respect to NFLX, $[●] (to be determined on the Pricing Date).

Call Threshold Value:
With respect to AMZN, $[●] (100.00% of its Initial Value, to be determined on the Pricing Date).
With respect to FB, $[●] (100.00% of its Initial Value, to be determined on the Pricing Date).
With respect to GOOGL, $[●] (100.00% of its Initial Value, to be determined on the Pricing Date).
With respect to NFLX, $[●] (100.00% of its Initial Value, to be determined on the Pricing Date).

Contingent Interest Barrier Value:
With respect to AMZN, $[●] (70.00% of its Initial Value, to be determined on the Pricing Date).
With respect to FB, $[●] (70.00% of its Initial Value, to be determined on the Pricing Date).
With respect to GOOGL, $[●] (70.00% of its Initial Value, to be determined on the Pricing Date).
With respect to NFLX, $[●] (70.00% of its Initial Value, to be determined on the Pricing Date).

Barrier Value:
With respect to AMZN, $[●] (70.00% of its Initial Value, to be determined on the Pricing Date).
With respect to FB, $[●] (70.00% of its Initial Value, to be determined on the Pricing Date).
With respect to GOOGL, $[●] (70.00% of its Initial Value, to be determined on the Pricing Date).
With respect to NFLX, $[●] (70.00% of its Initial Value, to be determined on the Pricing Date).

Final Value:	For each Reference Asset, the Closing Value of such Reference Asset on its Final Valuation Date
Percentage Change:	For each Reference Asset, the quotient, expressed as a percentage, of the following formula: Final Value – Initial Value Initial Value
Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change as compared to the Percentage Change of any other Reference Asset.
Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset.
Physical Delivery Amount:
With respect to AMZN, [●] shares per Note
With respect to FB, [●] shares per Note
With respect to GOOGL, [●] shares per Note
with respect to NFLX, [●] shares per Note,
in each case, equal to a number of shares per Note of such Reference Asset equal to the quotient of the Principal Amount divided by its Initial Value (observed to four decimal places).**

Underwriting Discount:	$325.00 (3.25%) per Note***
CUSIP / ISIN:	89117GBH9 / US89117GBH92
Pricing Supplement:	Preliminary Pricing Supplement dated June 29, 2021
* Subject to postponement for market disruption events and non-trading days, as applicable, as described in the accompanying preliminary pricing supplement.
** If this number is not a round number, then any fractional share shall be paid in cash in an amount equal to the product of such fraction and the Final Level of the Least Performing Reference Asset. For the avoidance of doubt, if the Physical Delivery Amount of the Least Performing Reference Asset is less than 1.0000, on the Maturity Date, you will receive an amount in cash per Note, if anything, based on the cash value of the fractional share, as described in the preceding sentence.
*** See “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying preliminary pricing supplement.
Investment Description
Call Feature
If the Closing Value of each Reference Asset on any Call Observation Date is greater than or equal to its Call Threshold Value, we will automatically call the Notes and, on the related Call Payment Date, we will pay you a cash payment equal to the Principal Amount, plus any Contingent Interest Payment otherwise due. No further amounts will be owed to you under the Notes.

Contingent Interest Payment
If the Closing Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value on any Contingent Interest Observation Date, a Contingent Interest Payment will be paid to you on the corresponding Contingent Interest Payment Date, in an amount equal to:
Principal Amount × Contingent Interest Rate x ¼
If the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on any Contingent Interest Observation Date, you will receive no Contingent Interest Payment on the corresponding Contingent Interest Payment Date.
Contingent Interest Payments on the Notes are not guaranteed. You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of any Reference Asset on the related Contingent Interest Observation Date is less than its Contingent Interest Barrier Value.

Payment at Maturity
If the Notes are not automatically called, on the Maturity Date, in addition to any Contingent Interest Payment otherwise due, we will pay a cash payment, if anything, per Note equal to:
If the Final Value of each Reference Asset is greater than or equal to its Barrier Value, you will receive an amount in cash per Note equal to:
the Principal Amount of $10,000
If the Final Value of any Reference Asset is less than its Barrier Value, you will receive a number of shares (and/or cash in lieu of any fractional shares) of the Least Performing Reference Asset per Note equal to:
the Physical Delivery Amount
In this scenario, investors will suffer a percentage loss on their initial investment that, based on the Final Value, will be equal to the Least Performing Percentage Change. Specifically, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will receive a number of shares (and/or cash in lieu of any fractional shares) of the Least Performing Reference Asset equal to its Physical Delivery Amount, the value of which is expected to be worth significantly less than the Principal Amount and may even be worthless. Any payments on or deliveries in respect of the Notes are subject to our credit risk.

TD SECURITIES (USA) LLC

The Toronto-Dominion Bank

Selected Risk Considerations

•
Your Investment in the Notes May Result in a Loss and You May Receive Shares of the Least Performing Reference Asset in Lieu of Any Cash Payment on the Maturity Date. The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will receive a number of shares (and/or cash in lieu of any fractional shares) of the Least Performing Reference Asset equal to its Physical Delivery Amount, the value of which is expected to be less than the Principal Amount and may even be worthless. The value of the Physical Delivery Amount received on the Maturity Date may be less than the payment that investors would have received had the Issuer instead paid an amount in cash based on the Final Value of the Least Performing Reference Asset, as a result of any decrease in the market value of the Least Performing Reference Asset during the period between the Final Valuation Date and the Maturity Date.

•
You Will Not Receive Any Contingent Interest Payment for Any Contingent Interest Payment Date If the Closing Value of Any Reference Asset on the Corresponding Contingent Interest Observation Date Is Less Than its Contingent Interest Barrier Value.

•	The Potential Positive Return on the Notes Is Limited to the Contingent Interest Payments Paid on the Notes, If Any, Regardless of Any Appreciation in the Price of Any Reference Asset.
•	Your Return May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
•	The Notes May Be Automatically Called Prior to the Maturity Date And Are Subject to Reinvestment Risk.
•
The Amounts Payable and/or Deliverable on the Notes Are Not Linked to the Value of the Least Performing Reference Asset at Any Time Other Than on the Contingent Interest Observation Dates (Including the Final Valuation Date) and Call Observation Dates.

•	The Contingent Interest Rate Will Reflect, In Part, the Volatility of each Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
•	You Will Have No Rights That a Holder of Shares of Any Reference Asset Would Have and You Will Not Be Entitled to Any Dividends or Other Distributions on Any Reference Asset.
•	There Are Single Stock Risks Associated with each Reference Asset.
•	Investors Are Exposed to the Market Risk of Each Reference Asset on Each Contingent Interest Observation Date (Including the Final Valuation Date).
•
Because the Notes are Linked to the Least Performing Reference Asset, You Are Exposed to a Greater Risk of no Contingent Interest Payments and Losing a Significant Portion or All of Your Initial Investment at Maturity than if the Notes Were Linked to a Single Reference Asset or Fewer Reference Assets.

•	We Do Not Control any Reference Asset Issuer and Are Not Responsible for Any of their Disclosures.
•	The Estimated Value of Your Notes Is Expected To Be Less Than the Public Offering Price of Your Notes.
•	The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
•
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.

•	The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
•	The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
•	There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
•	If the Values of any Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
•	There Are Potential Conflicts of Interest Between You and the Calculation Agent.
•	You Will Have Limited Anti-Dilution Protection.
•	The Contingent Interest Observation Dates (including the Final Valuation Date), Call Observation Dates and the Related Payment Dates are Subject to Market Disruption Events and Postponements.
•	Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of, and Any Amounts Payable and/or Deliverable on, the Notes.
•	Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
•	Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The above summary of selected risks does not describe all of the risks associated with an investment in the Notes. You should read the accompanying preliminary pricing supplement and the other documents referred to therein for a more complete description of risks relating to the Notes.
Additional Information

We have filed a registration statement (including a prospectus), a product prospectus supplement and a pricing supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this free writing prospectus relates. You should read the accompanying preliminary pricing supplement, product prospectus supplement and prospectus in the registration statement (File No. 333-231751) and the other documents we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we or TD Securities (USA) LLC will arrange to send you the prospectus if you request it by calling toll-free at 1-855-303-3234.

This summary of preliminary terms does not contain all of the material information an investor should consider before investing in the Notes. This summary of preliminary terms is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.

TD SECURITIES (USA) LLC